SILVERGRAPH POSTS SECOND QUARTER RESULTS

SANTA FE SPRINGS, Calif., August 21 /PRNewswire-FirstCall/ -- Silvergraph International Inc. (OTC Bulletin Board: SVGI), an emerging leader in the $19.7 billion U.S. wall décor industry, reported today revenue for the second quarter of fiscal 2006 ended June 31, 2006 increased 45 percent to $278,944 compared to $192,993 for the same period of fiscal 2005.

"We are pleased with our revenue growth. For the remainder of fiscal 2006, we plan to launch multiple sales channels that we believe could positively impact our revenue and profitability," said James R. Simpson, CEO. "Also during the quarter, we successfully completed our share exchange with New Era Studios, Inc. to become a fully reporting public company. We plan to begin an active investor relations program during the second half of 2006 to educate the market as to our unique business opportunity."

More information about Silvergraph International may be found at www.silvergraph.com.

About Silvergraph International

Through its operating subsidiary, New Era Studios, Inc., Silvergraph International designs, develops and distributes wall art to the $19.7 billion U.S. wall decor industry. Unique in the industry, Silvergraph International's patent-pending technology enables it to introduce fine art quality textured prints to the mass wall decor industry.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "project," "expect" or similar expressions. All forward looking statements are made pursuant to the Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that may cause or contribute to such material difference can be found in Silvergraph's filings with the Securities and Exchange Commission. By making these forward-looking statements, Silvergraph undertakes no obligation to update these statements for revisions or changes after the date of this release.